NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES EXTENSION OF CREDIT LINE

NEW YORK, NEW YORK (July 25, 2016) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced today that it has entered into an amendment (the “Amendment”) to its revolving credit line (the “Webster Credit Line”) with Webster Bank, N.A. that extends the Webster Credit Line for two years through July 31, 2018. The Amendment increases the amount of the Webster Credit Line from $12.5 million to $15.0 million and enables Griffin to further extend the Webster Credit Line for an additional year through July 31, 2019. The Amendment provides that the interest rate on the Webster Credit Line will remain at the one month LIBOR rate plus 2.75% and that the collateral for the Webster Credit Line, Griffin’s properties in Griffin Center South aggregating approximately 235,000 square feet and an approximately 48,000 square foot single story office building in Griffin Center, will also remain the same. Griffin has not had any borrowings under the Webster Credit Line since its inception in fiscal 2013. Griffin expects to use any potential future borrowings under the Webster Credit Line for investment in real estate assets and general corporate purposes.

Forward-Looking Statements:

This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated uses of future borrowings under the Webster Credit Line. Although Griffin believes that its plans, intentions and expectations are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The estimates on which the assumptions are based, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2015. Griffin disclaims any obligation to update any estimates as a result of developments occurring after the date of this press release except as required by law.